William J. Banowsky, Esq.
August 30, 1999
Page 2














                                                            August 30, 1999

William J. Banowsky, Esq.
General Counsel
AMFM INC.
600 Congress Avenue
Suite 400
Austin, TX  78701

Dear Mr. Banowsky:

     Reference is made to the Asset Exchange Agreement dated as of August 30, 1999 (the "Exchange Agreement") between Cox Radio, Inc. ("Cox") and AMFM INC. ("AFM") that the parties are executing and delivering today.

     This will confirm the additional agreements between Cox and AFM as follows.

     1. Each party's execution of the Exchange Agreement is conditioned upon the express approval of its Board of Directors. The executive officers of Cox and AFM agree to present the Exchange Agreement to their respective Boards of Directors for approval within three (3) business days of the date hereof.

     2. Each party has delivered to the other a draft set of disclosure schedules to the Exchange Agreement. Representatives of both parties are still reviewing the schedules and it is anticipated that additional materials must be delivered so that each party can complete its due diligence review. Each of AFM and Cox agrees that it will deliver final schedules to the other no later than twenty-one (21) days after the date hereof with such non-material changes, additions or deletions as may be required to ensure the accuracy and completeness of such party's representations and warranties in the Exchange Agreement.

     3. Cox and AFM agree to (a) negotiate in good faith and to execute as soon as practicable the Time Brokerage Agreements contemplated by (and as defined in) the Exchange Agreement so that the parties may commence operations under the Time Brokerage Agreements by October 1, 1999, subject to receipt of all necessary regulatory approvals, and (b) negotiate in good faith the form of opinions of counsel referenced in the Exchange Agreement.

                       [Signatures continue on next page]

                                          Very truly yours,

                                          COX RADIO, INC.


                                          By: /s/ Robert F.Neil
                                          Name: Robert F.Neil
                                          Title: President and Chief Executive
                                                 Officer


The foregoing is hereby ACCEPTED on behalf of AMFM INC.


AMFM INC.


By:/s/ Kenneth J. O'Keefe
Name: Kenneth J. O'Keefe
Title: Chief Operating Officer